MFS Lifetime Retirement Income Fund, MFS Lifetime 2010 Fund, MFS Lifetime 2020 Fund, MFS Lifetime 2030 Fund and MFS Lifetime 2040 Fund, series of MFS Series Trust XII added disclosure to their General Investment Approach section regarding investor goals of the fund, and modified disclosure inheir Principal Investment Policies and Strategies sections regarding target asset class allocations, as described in the prospectus contained in the Post-Effective Amendment No. 2 to the Registration Statement (File Nos. 333-126328 and 811-21780), as filed with the Securities and Exchange Commission via EDGAR on August 25, 2006 under Rule 485 of the Securities Act of 1933. Such description is incorporated herein by reference.